Exhibit 8.2

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1	DUBAI	RIYADH
713.229.1234	HONG KONG	WASHINGTON
FAX +1
713.229.1522
BakerBotts.com

September 6, 2012

LyondellBasell Industries N.V.

Stationsplein 45

3013 AK Rotterdam

The Netherlands

Ladies and Gentlemen:

We are acting as counsel to LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of The Netherlands (“LyondellBasell”), in connection with the proposed offering and sale of an aggregate of 17,500,000 ordinary shares, par value €0.04 per share (the “Ordinary Shares”), of LyondellBasell (the “Offered Shares”) by the selling shareholders listed on Schedule A-1 (the “Selling Shareholders”) to that certain Underwriting Agreement dated September 4, 2012 (the “Underwriting Agreement”) by and among LyondellBasell, the Selling Shareholders and the underwriters named in Schedule A-2 thereto pursuant to (i) the Registration Statement on Form S-3ASR (Registration Statement No. 333-177806) (the “Registration Statement”) filed by LyondellBasell and the subsidiary guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the 1933 Act, and (ii) the prospectus supplement related to the Offered Shares dated September 4, 2012 filed by LyondellBasell with the Commission pursuant to Rule 424(b)(7) under the 1933 Act (the “Prospectus Supplement”).

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times (provided that no assumption of accuracy is made as to the matters on which we are explicitly opining) of (i) the Registration Statement, including the prospectus forming a part thereof, (ii) the Prospectus Supplement, (iii) an officer’s certificate provided to us by a representative of LyondellBasell in support of this opinion, and (iv) other information provided to us by representatives of LyondellBasell. In addition, we assume that (i) the offer and sale of the Offered Shares described in the Prospectus Supplement will take place as stated therein and (ii) any representations referred to in the immediately preceding sentence which are made “to the best knowledge of” or with any similar qualification are correct without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the assumptions set forth above and to the qualifications and limitations set forth below, the discussion set forth in the Prospectus Supplement under the caption “Certain Tax Consequences—Material U.S. Federal Income Tax Considerations”, insofar as it concerns conclusions of law relating to the purchase, ownership and disposition of the Ordinary Shares, constitutes our opinion as to the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Ordinary Shares.

LyondellBasell Industries N.V.	- 2 -	September 6, 2012

Our opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law which may alter, affect, or modify our opinion. Furthermore, our opinion is not binding on the IRS or a court. As a result, there can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to our opinion if litigated.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to LyondellBasell’s Current Report on Form 8-K reporting the sale of the Offered Shares and the execution of the Underwriting Agreement. We also consent to the reference of our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ BAKER BOTTS L.L.P.